Exhibit 2

SHAREHOLDER AGREEMENT

(Non-US Resident)

This SHAREHOLDER AGREEMENT (“Agreement”) is made as of February 29, 2008, by and between Multi-Color Corporation, an Ohio corporation (“Multi-Color”), and each of the Persons named on Schedule 1 (“Shareholders”).

BACKGROUND

A.	Multi-Color (and/or one or more of its affiliates) has entered into a Share Sale and Purchase Deed with certain parties (the “Purchase Agreement”), whereby the Vendors (as defined below) have agreed to sell, and Multi-Color has agreed to directly and indirectly acquire, Collotype International Holdings Pty Ltd ACN 007 628 015 (“Collotype”), and certain other entities, and Multi-Color is issuing shares of unregistered Multi-Color common stock (the “Common Stock”) as consideration under the Purchase Agreement, the Call Option Deeds (as defined below), and certain other documents, instruments, and agreements (the “Transactions”).

B.	Each Shareholder is being issued Common Stock in connection with the Transactions.

C.	The Common Stock to be received by the Shareholders (none of whom are residents of the United States), is being issued by Multi-Color in reliance upon exemptions from registration under the United States Securities Act of 1933, as amended (“Securities Act”), including but not limited to exemptions under Regulation S and Section 4(2) of the Securities Act (“Exemptions”).

D.	As a condition precedent to Completion (as defined below) of the Transactions, in order to ensure compliance with the Exemptions, and in consideration of the mutual covenants and agreements hereinafter set forth and for valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby pledge, covenant and agree as follows:

AGREED TERMS

1. Definitions. In this document:

“Call Option Deeds” means the Call Option Deeds referred to in the Purchase Agreement.

“Completion” has the meaning set forth in the Purchase Agreement.

“Completion Date” has the meaning set forth in the Purchase Agreement.

“Governmental Authority” means, collectively, any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal or other governmental organization or body; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature.

“Person” means any individual, firm, partnership, corporation, bank, association, limited liability company, business trust or other entity or group of any of the foregoing acting in concert.

Pledged Property Escrow Agreement” has the meaning set forth in the Purchase Agreement.

“Restriction Period” means the period commencing on the date of this Agreement and ending on the first annual anniversary of Completion.

2. Restrictions on Transfer or Encumbrance of Common Stock. During the Restriction Period, no Shareholder may transfer, sell, assign, convey, encumber, or otherwise dispose of, or enter into any contract (in relation to Transfers of the Common Stock during the Restriction Period), option or other arrangement or understanding with respect to the direct or indirect transfer, sale, assignment, conveyance, encumbrance or other disposition of any of the Common Stock (including any securities issued with respect to the Common Stock in the form of a stock dividend, stock split, recapitalization or other similar event) (“Transfer”); provided, however, that, notwithstanding the foregoing: (i) the Shareholders are permitted to Transfer shares of Common Stock to Birmingham Street Printers Pty Ltd. as contemplated by the Completion Shares Allocation Certificate, but only to the extent that such Transfers take place on the Completion Date in accordance with the Purchase Agreement; (ii) to the extent contemplated by the Pledged Property Escrow Agreement in effect from time to time, the Vendors are permitted to Transfer shares of Common Stock to the Escrow Agent in accordance with the Purchase Agreement and such Pledged Property Escrow Agreement; and (iii) the Escrow Agent is permitted to Transfer shares of Common Stock in accordance with the terms of the Pledged Property Escrow Agreement, in each case, without violating this Section 2. After the expiration of the Restriction Period, no Shareholder shall Transfer any Common Stock except in accordance with Rule 144 under the Securities Act, including the volume limitations specified in Rule 144, or other applicable exemption from registration under the Securities Act. Each Shareholder acknowledges that the restrictions contained in this Agreement are subject to, and in addition to, all applicable restrictions and limitations specified in any and all written agreements executed by such Shareholder, including, without limitation, the Pledged Property Escrow Agreement. The terms and conditions of the Pledged Property Escrow Agreement are incorporated by reference and made an integral part of this Agreement as if fully set forth herein.

3. Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants to Multi-Color (with respect to such Shareholder but not with respect to any other Shareholder) that:

3.1 Authorization; Capacity. The Shareholder has the legal capacity to enter into this Agreement. This Agreement constitutes the Shareholder’s valid and binding Agreement.

3.2 Not a U.S. Person. The Shareholder hereby certifies that he, she, or it is not: (i) a “U.S. Person”, as defined in Rule 902(k) of Regulation S promulgated under the

Securities Act; (ii) acquiring the Common Stock for the account or benefit of any U.S. Person; and (iii) a U.S. Person who purchased the Common Stock in a transaction that did not require registration under the Securities Act.

3.3 Information Received. The Shareholder has been furnished and has reviewed Multi-Color’s: (i) Annual Report on Form 10-K for the fiscal year ended March 31, 2007; (ii) definitive proxy statement for its annual meeting of shareholders held August 16, 2007; and (iii) all quarterly and periodic reports filed with the U.S. Securities and Exchange Commission since March 31, 2007. The Shareholder has been furnished all materials relating to Multi-Color and the Common Stock which the Shareholder has requested. The Shareholder has been afforded the opportunity to ask questions of Multi-Color’s management concerning Multi-Color and the Common Stock, and to obtain any additional information necessary to verify the accuracy of any representations or information provided by Multi-Color. The Shareholder desires no further information relating to Multi-Color or the Common Stock.

3.4 Risks of Investment. The Shareholder understands and acknowledges that:

(a) No Governmental Authority has passed on the merits of investing in the Common Stock;

(b) The Shareholder has reviewed and understands the risks of owning the Common Stock;

(c) The Shareholder has either consulted or has had the opportunity to consult with the Shareholder’s personal, business, legal and financial advisors with respect to ownership of the Common Stock; and

(d) The Shareholder has sufficient knowledge and experience to evaluate the risks of investment in the Common Stock and is able to bear the economic risk of investment in the Common Stock.

3.5 Non-Transferability of the Common Stock; No Registration. The Shareholder understands that the Common Stock which the Shareholder is receiving has not been registered under the Securities Act, or under the laws of any other jurisdiction, and that the Common Stock is being issued to the Shareholder in an offshore transaction outside the United States in accordance with a safe harbor from registration requirements under the Securities Act provided by Regulation S and the exemption provided by Section 4(2) of the Securities Act. As such, the Shareholder further acknowledges and agrees that the Common Stock, upon issuance, will be “restricted securities” within the meaning of the Securities Act. The Shareholder understands that the Common Stock may not, subject to the exclusions set out in clauses (i), (ii), and (iii) of Section 2, be offered (for Transfer during the Restricted Period) or otherwise, during the Restricted Period, sold, transferred, pledged or otherwise disposed in the U.S. or, directly or indirectly, to any U.S. Person, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, in each case in accordance with applicable state and federal securities laws, unless it is subsequently registered under the Securities Act, and where required under the laws of other jurisdictions or unless an exemption from registration is available. The Shareholder agrees not to engage in hedging transactions with regard to the Common Stock unless in compliance with the Securities Act. The Shareholder further understands that the Transfer of the Common Stock is restricted pursuant to Section 2 hereof. The Shareholder acknowledges and agrees that Multi-Color has not undertaken, and will have no obligation to register any shares of Common Stock under the Securities Act.

3.6 Investment Intent. The Shareholder is acquiring the Common Stock solely for the Shareholder’s own account, solely for investment and not with a view to or for resale, distribution or other disposition. The Shareholder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition, except as specifically provided in the Purchase Agreement.

4. Legend. The Shareholders acknowledge that Multi-Color shall cause its transfer agent to note on its records (in whatever form maintained) that such Common Stock is subject to certain restrictions on transfer, and all certificates representing the Common Stock will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS CONTAINED IN VARIOUS AGREEMENTS (INCLUDING SHAREHOLDERS AGREEMENTS AND, IF APPLICABLE, A PLEDGED PROPERTY ESCROW AGREEMENT) BY AND AMONG MULTI-COLOR CORPORATION, CERTAIN SHAREHOLDERS, AND CERTAIN OTHER PARTIES, AND THESE SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICES OF MULTI-COLOR CORPORATION. FURTHERMORE, TRANSFER OF THE SHARES REPRESENTED HEREBY IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S (RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES) PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT; AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. “

5. Multi-Color Restrictions. Multi-Color is hereby required to refuse to effectuate or register any transfer of the Common Stock not made in accordance with the provisions of Regulation S (Rule 901 through Rule 905, and Preliminary Notes) promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; provided, however, that if the Common Stock is in bearer form or foreign law prevents Multi-Color from refusing to register securities transfers, other reasonable procedures may be implemented to prevent any transfer of the Common Stock not made in accordance with the provisions of Regulation S promulgated under the Securities Act. Multi-Color may also refuse to transfer shares of Common Stock unless the transfer of Common Stock would be consistent with the provisions of this Agreement.

6. Indemnification. Each Shareholder agree to indemnify and hold harmless Multi-Color, and where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of such Shareholder contained herein or in any document furnished by such Shareholder to Multi-Color in connection herewith being untrue in any material respect or any breach or failure by such Shareholder to comply with any covenant or agreement made by such Shareholder to Multi-Color in this Agreement.

7. Miscellaneous.

7.1 Amendments. This Agreement may be amended, rescinded, modified or superseded only by a written instrument signed by the parties to this Agreement.

7.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to the principles of conflicts of law thereof.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.4 Entire Agreement. This Agreement, the Purchase Agreement (including any agreements executed pursuant to the Purchase Agreement), and the Pledged Property Escrow Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects of this Agreement.

7.5 Specific Performance. Subject to the provisions of Section 6 of this Agreement, each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate, and in recognition of this fact, either party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.6 Severability. If any term, provision or covenant of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

7.7 Further Assurances. Multi-Color and the parties hereto will execute and deliver, or cause to be executed and delivered, all such further documents and instruments and use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MULTI-COLOR:

MULTI-COLOR CORPORATION

By:
Name:
Title:

SHAREHOLDERS:

[INSERT SIGNATURE LINES FOR EACH SHAREHOLDER